     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON January 30, 2002. Registration No. 333- _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

US AIRWAYS GROUP, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	54-1194634
(State of incorporation)	(IRS Employer Identification No.)

2345 CRYSTAL DRIVE
ARLINGTON, VIRGINIA 22227
(Address of principal executive offices, including Zip Code)

Supplemental Retirement Plan of Piedmont Aviation, Inc.
US Airways, Inc. Employee Savings Plan
US Airways, Inc. 401(k) Savings Plan
-and-
US Airways, Inc. 401(k) Savings Plan for Pilots
(Full Title of the Plans)

LAWRENCE M. NAGIN, ESQ.
Executive Vice President - Corporate Affairs and General Counsel
2345 CRYSTAL DRIVE
ARLINGTON, VIRGINIA 22227
(703) 872-7000
(Name, address and telephone number, including area code, of agent for service)

COPIES TO:

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK, NY 10036
Attention: ERIC L. COCHRAN, ESQ.

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

-----------------------------------------------------------------------------------------------------------------

Common stock, $1.00 par value	5,000,000	$ 5.100 (2)	$ 25,500,000	$ 2,346.00
(1)

We are registering 5,000,000 shares pursuant to the Supplemental Retirement Plan of Piedmont Aviation, Inc., the US Airways, Inc. Employee Savings Plan, the US Airways, Inc. 401(k) Savings Plan and the US Airways, Inc. 401(k) Savings Plan for Pilots (collectively, the "Plans"). Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans. Pursuant to Rule 457(h)(2) under the Securities Act, no separate registration fee is required with respect to the plan interests being registered hereby.

(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the high and low selling prices per share of the Common Stock on the New York Stock Exchange as of January 28, 2002.
(3)

The registration fee has been calculated pursuant to Section 6(b) of the Securities Act as follows: 0.0092% of $ 25,500,000, the Proposed Maximum Aggregate Offering Price of the previously unregistered shares of common stock registered hereby.

Page 1 of 8; Exhibit Index on page 8

Explanatory Note

     As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference the information contained in (1) the registration statement, Registration No. 33- 44835, as amended, relating to, the Supplemental Retirement Plan of Piedmont Aviation, Inc., the US Airways, Inc. Employee Savings Plan (formerly the USAir, Inc. Employee Savings Plan), and the US Airways, Inc. 401(k) Savings Plan (formerly the USAir, Inc. 401(k) Savings Plan) and (2) the registration statement, Registration No. 333- 53132 relating to, US Airways, Inc. 401(k) Savings Plan for Pilots.

PART II

                         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" certain information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file subsequently with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") will be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents and will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, until such time as this registration statement is no longer in effect.

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;
(b)	Our Quarterly Reports on Form 10-Q for each of the quarterly periods ended March 31, June 30 and September 30, 2001;
(c)

Our Current Reports on Form 8-K filed on January 9, 2001, January 10, 2001, January 12, 2001, January 17, 2001, February 13, 2001, March 1, 2001, March 7, 2001, March 13, 2001, April 10, 2001, April 18, 2001, May 8, 2001, June 12, 2001, July 2, 2001, July 10, 2001, July 12, 2001, July 13, 2001, July 18, 2001, July 27, 2001, July 30, 2001, August 10, 2001, August 15, 2001, August 20, 2001, September 18, 2001, September 26, 2001, October 4, 2001, October 30, 2001, November 5, 2001, November 19, 2001, November 27, 2001 and January 17, 2002; and

(d)	The description of our common stock contained in our Registration Statement No. 33-50231 on Form S-3 filed with the SEC on September 13, 1993, as amended on September 28, 1993.
You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

US Airways Group, Inc. Investor Relations 2345 Crystal Drive Arlington, Virginia 22227 Telephone: (703) 872-5305

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

We are empowered by the laws of the state of Delaware, subject to the procedures and limitations therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of US Airways Group, Inc. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. Our By laws provide for indemnification for our directors and officers to the fullest extent permitted by Delaware Law. In previous years, we have entered into indemnity agreements with our officers and several of our directors providing, in each case, for the indemnification by US Airways Group, Inc. of such individuals for all losses and related expenses (subject to certain limitations) incurred by them arising out of the discharge of their respective duties as directors and/or officers of US Airways Group, Inc.

The foregoing statements are subject to the detailed provisions of Delaware Law, our Amended and Restated Certificate of Incorporation and the our Amended and Restated By laws.

Pursuant to Delaware Law, Article Eighth of the Amended and Restated Certificate of Incorporation of the US Airways Group, Inc. provides that no director of shall be personally liable to US Airways Group, Inc. or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of his duty of loyalty to US Airways Group, Inc. or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) in connection with the unlawful payment of dividends or an unlawful stock purchase or redemption under Delaware Law, or (4) for any transaction from which the director derived an improper personal benefit.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit

23.1	Consent of KPMG LLP, independent auditors, with respect to the consolidated financial statements of US Airways Group, Inc.

24.1	Power of Attorney

Item 9.	Undertakings

A.	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that clauses A(1)(i) and A(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by US Airways Group, Inc. pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement;

(2)

that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of US Airways Group, Inc.'s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of US Airways Group, Inc. pursuant to the indemnification provisions summarized in Item 6 or otherwise, US Airways Group, Inc. has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by US Airways Group, Inc. of expenses incurred or paid by a director, officer, or controlling person of US Airways Group, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, US Airways Group, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D.

The undersigned registrant hereby undertakes that, for purposes of conforming to the requirements of this registration statement and Item 601 of Regulation S-K, registrant will submit the Plans and any amendment thereto to the Internal Revenue Service (the "IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plans.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Arlington, Commonwealth of Virginia on this 30th day of January, 2002.

US AIRWAYS GROUP, INC.
By: /s/ Lawrence M. Nagin
Lawrence M. Nagin Executive Vice President - Corporate Affairs and General Counsel

     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name/Signature	Title	Date
/s/ Stephen M. Wolf Chairman, Chief Executive Officer, Director	January 30, 2002
Stephen M. Wolf
/s/ Thomas A. Mutryn Senior Vice President - Finance, Thomas A. Mutryn Chief Financial Officer	January 30, 2002
/s/ Anita P. Beier Vice President and Controller, Anita P. Beier Chief Accounting Officer	January 30, 2002
* Director	January 16, 2002
Mathias J. DeVito
* Director	January 16, 2002
Peter M. George
* Director	January 16, 2002
Robert L. Johnson
* Director	January 16, 2002
Robert LeBuhn
* Director	January 16, 2002
John G. Medlin, Jr.
* Director	January 16, 2002
Hanne M. Merriman
* Director	January 16, 2002
Thomas H. O'Brien

* Director	January 16, 2002
Hilda Ochoa-Brillembourg

* Director	January 16, 2002
Richard B. Priory

* Director	January 16, 2002
Raymond W. Smith

*By:    /s/ Lawrence M. Nagin
Lawrence M. Nagin
Attorney-In-Fact

EXHIBIT INDEX

Exhibit
Number
(Referenced to
Item 601(b) of
Regulation S-K)     Exhibit

23.1	Consent of KPMG LLP, independent auditors, with respect to the consolidated financial statements of US Airways Group, Inc.
24.1	Power of Attorney